UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________

Commission	Registrant, State of Incorporation	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

33-93644	Day International Group, Inc.	31-1436349
(Incorporated in Delaware)
130 West Second Street
Dayton, Ohio 45402
Telephone: (937) 224-4000
______________________

12 1/4% Senior Exchangeable Preferred Stock

(Titles of each class of securities covered by this form)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐
Approximate number of holders of record as of the certification or notice date: 0
Pursuant to the requirements of the Securities Exchange Act of 1934 Day International Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 7, 2007	By:	/s/ Thomas J. Koenig

Thomas J. Koenig
Vice President and Chief Financial Officer